                                                                      EXHIBIT 99

          [LETTERHEAD OF EAST TEXAS FINANCIAL SERVICES APPEARS HERE]

                                  NEWS RELEASE


For verification, contact:  Gerald W. Free, President and CEO
                            Derrell W. Chapman, Vice President/COO/CFO

Telephone:  (903) 593-1767
Fax:        (903) 593-1094

For immediate release, November 22, 1996

______________________________________________________________________________

                      EAST TEXAS FINANCIAL SERVICES, INC.
                          ANNOUNCES YEAR END EARNINGS

Tyler, Texas, November 22, 1996, - - - East Texas Financial Services, Inc. (NASDAQ: ETFS), the holding Company for First Federal Savings and Loan Association of Tyler, Texas, today reported that consolidated net income for the fiscal year ended September 30, 1996, was $457,876 or $.42 per share, based on 1,084,882 weighted average shares outstanding for the year, compared to net income of $1,070,829 or $.95 per share for the year ended September 30, 1995.

"The decline in net income was expected and was primarily the result of a one-time special assessment, mandated by the U. S. Congress, and charged to all Savings Association Insurance Fund insured institutions during the year," stated Gerald W. Free, president and chief executive officer. "The assessment, which totaled approximately $645,000 for First Federal, was designed to recapitalize the SAIF fund. It is unfortunate that First Federal, like most thrift institutions today, was not part of the savings and loan crisis of the 1980's and yet was asked to recapitalize the fund with this special assessment. However, we believe the sacrifice made today will help insure the long-term viability of the entire banking industry. Without the recapitalization of the fund and the proposed reduction in annual SAIF premiums, deposit insurance expense for the Company should decrease substantially. Our projection is a savings of approximately $110,000 on an annualized after tax basis."

If the effects of the one-time special assessment were not considered, net income and earnings per share would have approximated $867,000 and $.80 per share respectively. Without the special assessment, the decrease in net income was primarily the result of a 9.4% increase in total non-

                                 - continued -
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interest expense resulting from additional expenses related to the Company's
1995 stockholder approved stock option and recognition and retention plans, as well as a 2.9% decrease in net interest income after provision for loan losses.

Total assets of the Company were reported as $114.4 million at September 30, 1996, compared to $117.1 million at September 30, 1995. Investment and mortgage-backed securities totaled $30.1 million and $25.0 million, respectively, at September 30, 1996. Loans receivable totaled $47.9 million at year end, an increase of $6.1 million or approximately 14.6% from the $41.8 million reported at September 30, 1995.

"We are extremely pleased with the increased lending activity experienced during the year," said Free. "The $25.2 million of loans made during the year was a record for the Association and was a result of the continued strength of the real estate market in Tyler and the surrounding communities, as well as the efforts of a dedicated and hard working lending staff."

Stockholders' equity totaled $20.9 million at September 30, 1996, or 18.3% of total assets, compared to $23.1 million or 19.8% of total assets at September 30, 1995, a $2.2 million decrease. President Free stated that, "the decrease in stockholders' equity was primarily a result of the Company's decision to repurchase, in the open market, approximately 177,000 shares of Company stock during the year. The Board of Directors believes that the repurchase of our shares represents an attractive investment opportunity which will benefit the Company and our stockholders." At year end, the Company owned 177,102 shares of treasury stock at an average price of $15.79 per share, for a total of $2.8 million.

Capital levels for the Company's wholly owned subsidiary, First Federal Savings and Loan Association of Tyler, were reported at year end, as 15.3% for both tangible and core capital ratios, well in excess of the minimum required levels of 1.5% and 3.0% respectively. The Association's risk-based capital ratio was 44.3% of risk-weighted assets at September 30, 1996, as compared to the minimum 8.0% regulatory requirement. At year end, the Association was considered a "well-capitalized" institution.

For the year ended September 30, 1996, total interest income was reported as $8.1 million, compared to $7.9 million for the year ended September 30, 1995. Interest expense totaled $4.5 million for the year ended September 30, 1996, compared to $4.3 million for 1995. Net interest income after provisions for loan losses was reported as $3.6 million, compared to $3.7 million for the prior year. The Company reported a net interest margin on interest earning assets of 3.16% for the year ended September 30, 1996, compared to 3.21% for 1995.

Total non-interest expenses were reported as $3.2 million for the year ended September 30, 1996, compared to $2.3 million for the year ended September 30, 1995. The increase was primarily a result of the $645,000 one-time special assessment paid by the Association.

At September 30, 1996, non-performing assets equaled $450,000 or .39% of total assets, compared to $396,000 or .34% of assets at September 30, 1995. Non-performing loans to total loans receivable equaled .94% at September 30, 1996, compared to .95% at September 30, 1995.

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Classified assets were reported as $999,000 at year end, compared to $781,000 at
September 30, 1995.

East Texas Financial Services, Inc., is the holding company for 73 year old First Federal Savings and Loan Association of Tyler, Texas. First Federal operates two full service offices and one loan agency in the Tyler area.

The Company's stock is traded on the NASDAQ National Market System and is listed in most daily newspapers as "EastTxFnl".

Except for the historical information contained herein, the matters discussed in the press release may be deemed to be forward-looking statements that involve risks and uncertainties, including the acceptance of new products, the impact of competitive products and pricing, and the other risks detailed from time to time in the Company's SEC reports, including the report on Form 10-KSB, for the year ended September 30, 1996. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.



                      - selected financial data follows -

                       East Texas Financial Services, Inc.
                             Selected Financial Data

(Dollars in Thousands, except share data)                 1996             1995            1994             1993            1992
------------------------------------------------------------------------------------------------------------------------------------
AT SEPTEMBER 30,
----------------
Total assets                                         $  114,373       $  117,077        $ 114,935         $ 115,728       $ 115,370
Loan receivable, net
   Held for sale                                              0                0                0             9,312           4,839
   Held in portfolio                                     47,925           41,760           35,337            28,683          36,605
Investment securities - held-to-maturity                 30,139           30,263                0            26,985           7,069
Mortgage-backed securities - held-to-maturity            24,949           33,741                0            37,194          38,102
Deposits                                                 91,661           92,474          102,200           102,349         103,227
Stockholders' equity                                     20,931           23,146           11,458            12,217          11,059
Common shares outstanding                             1,079,285        1,256,387              N.A.              N.A.            N.A.
Book value per share                                      19.39            18.42              N.A.              N.A.            N.A.

FOR THE YEAR ENDED SEPTEMBER 30,
--------------------------------
Net interest income                                  $    3,552       $    3,658        $   3,040         $   2,967       $   2,769
Provision for loan losses                                     0                0              121                61              (9)
Other operating income                                      371              299           (2,118)              705             389
Operating expenses                                        3,200            2,335            1,981             1,700           1,684
Net income                                                  458            1,071             (759)            1,158           1,015

SELECTED FINANCIAL RATIOS
-------------------------
Return on average assets                  (1)  0.%5        0.40%            0.92%           (0.66)%            1.00%           0.86%
Return on average equity                  (1)  3.93        2.08             5.47            (6.41)             9.95            9.62
Interest rate spread (average)                             2.27             2.49             2.33              2.32            2.11
Net interest margin                                        3.16             3.21             2.67              2.66            2.47
Ratio of interest-earning assets to
   interest-bearing liabilities                          122.23           119.13           110.08            109.61          107.29
Operating expenses to average assets      (1)  2.21        2.77             2.01             1.72              1.47            1.43
Efficiency ratio                          (1) 67.10       84.10            59.70            61.70             50.70           53.80
Net interest income to operating expenses (1)  1.39x       1.11x            1.57x            1.47x             1.71x           1.65x

ASSET QUALITY RATIOS
--------------------
Non-performing assets to total assets                      0.39%            0.34%            0.27%             0.45%           0.40%
Non-performing loans to total loans
   receivable                                              0.94             0.95             0.87              1.38            1.11
Allowance for loan losses to
   non-performing loans                                   64.22            74.75            97.72             34.48           26.58
Allowance for loan losses to total loans                   0.60             0.71             0.85              0.48            0.29
Allowance for loan losses to total assets                  0.25             0.25             0.26              0.16            0.11

REGULATORY CAPITAL RATIOS (ASSOCIATION ONLY)
--------------------------------------------
Total capital to total assets                             15.39%           14.40%            9.97%            10.56%           9.59%
Tangible capital ratio                                    15.30            14.40             9.97             10.56            9.59
Core capital ratio                                        15.30            14.40             9.97             10.56            9.59
Risk-based capital ratio                                  44.27            43.44            31.06             37.32           31.93

     (1)  1996 without the SAIF special assessment

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